UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 4, 2017

SYNDAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37708	32-0162505
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Totten Pond Road, Suite 110 Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 419-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On January 4, 2017, the Board of Directors (the “Board”) of Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), unanimously voted to increase the size of the Board to ten members and to elect Pierre Legault to the Board, effectively immediately. The Board designated Mr. Legault as a Class I member to serve until the 2017 annual meeting of the Company’s stockholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

There were no arrangements or understandings between Mr. Legault and any other persons pursuant to which he was selected as a director, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) between Mr. Legault and the Company required to be disclosed herein.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), Mr. Legault will receive annual cash compensation in the amount $35,000 for his Board service. All amounts will be paid in quarterly installments. The Company will also reimburse Mr. Legault for his travel expenses incurred in connection with his attendance at Board meetings. On January 4, 2017, the Board also granted Mr. Legault an initial one-time option to purchase 20,000 shares of the Company’s common stock (the “Option”). Subject to Mr. Legault’s continued service on the Board, the Option will vest as follows: 1/36 of the shares subject to the Option will vest monthly over a three-year period. In accordance with the Policy, as may be amended from time to time, Mr. Legault will also be eligible to receive an annual option award to purchase shares of the Company’s common stock, subject to Mr. Legault’s continued service on the Board.

In connection with his appointment to the Board, Mr. Legault entered into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.21 to the Registration Statement on Form S-1 (File No. 333-208861) filed with the SEC on January 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Briggs W. Morrison, M.D.
Briggs W. Morrison, M.D.
Chief Executive Officer

Dated: January 5, 2017